Exhibit 99

Colgate Comments on Venezuelan Currency Devaluation

NEW YORK--(BUSINESS WIRE)--February 11, 2013--On Friday, February 8, 2013 the Venezuelan government announced its intention to devalue its currency (bolivar fuerte). Although no official rules have yet been issued, the official exchange rate is expected to move from 4.30 to 6.30 per dollar, effective with the publishing of the next Official Gazette on February 13, 2013.

It was also announced that the currency market administered by the central bank known as SITME that traded at 5.30 bolivar fuertes per dollar will be eliminated. As previously disclosed, under applicable regulations the Company’s Venezuelan subsidiary was not permitted to access this currency market. Since January 1, 2010, Venezuela has been designated hyper-inflationary and as such all foreign currency fluctuations are recorded in income.

The Company’s preliminary assessment of the impact of the devaluation is that the Company will incur a one-time aftertax loss of approximately $120 million ($0.25 per share) in the first quarter of 2013, related to the remeasurement of the local balance sheet at the date of the devaluation.

There will also be ongoing impacts primarily related to the translation of the local financial statements at the new exchange rate. It is the Company’s preliminary estimate that these impacts will be in the range of $0.05 to $0.07 per share per quarter in 2013 taking into account both the Company’s ability to take actions in Venezuela and elsewhere to mitigate the effect of the devaluation and ongoing price control regulations in Venezuela.

The devaluation will not have any impact on the Company’s 2012 results of operations or financial position.

***

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Speed Stick, Lady Speed Stick, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Sanex, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgatepalmolive.com. To learn more about Colgate Bright Smiles, Bright Futures® oral health education program, please visit http://www.colgatebsbf.com. CL-E

Cautionary Statement on Forward-Looking Statements

This press release may contain forward-looking statements. Such statements may relate, for example, to sales or volume growth, organic sales growth, profit or profit margin growth, earnings growth, financial goals, the impact of currency devaluations, exchange controls, price controls and labor unrest, including in Venezuela, cost-reduction plans including the 2012 Restructuring Program, tax rates, new product introductions or commercial investment levels. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s web site at http://www.colgatepalmolive.com.

CONTACT:
Colgate-Palmolive Company
Bina Thompson, 212-310-3072
or
Hope Spiller, 212-310-2291